Exhibit (d)(92)

AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

MULTI-MANAGER FUNDS

Agreement (“Agreement”) dated as of the 16th day of May, 2013 by and among NORTHERN FUNDS (the “Trust”), a Delaware statutory trust and a registered investment company under the Investment Company Act of 1940, as amended, NORTHERN TRUST INVESTMENTS, INC. (“NTI”) and THE NORTHERN TRUST COMPANY OF CONNECTICUT (“NTCC”) (each an “Adviser” and together, the “Advisers”).

WHEREAS, the Advisers serve as co-investment advisers to the funds listed on Exhibit A hereto (each a “Multi-Manager Fund” and collectively, the “Multi-Manager Funds”) pursuant to an Investment Advisory and Ancillary Services Agreement between the Trust and the Advisers dated May 5, 2006, as amended.

WHEREAS, the parties to this Agreement wish to provide for an undertaking by NTI and NTCC to reimburse expenses as set forth on Exhibit A.

NOW THEREFORE, in consideration of the foregoing, the parties intending to be legally bound hereby, agree as follows:

1. NTI and NTCC shall reimburse a portion of the operating expenses (other than acquired fund fees and expenses, a portion of compensation paid to each Multi-Manager Fund Trustee who is not an officer, director or employee of Northern Trust Corporation or its subsidiaries (“Trustee Fees”), expenses related to third-party consultants engaged by the Board of Trustees of the Trust or the Multi-Manager Funds, membership dues paid to the Investment Company Institute and Mutual Fund Directors Forum, and extraordinary expenses and interest, if any) of each Multi-Manager Fund as set forth on Exhibit A so that after such reimbursement the total annual net fund operating expenses of the Multi-Manager Fund expressed as a percentage of average daily net assets shall not exceed the amounts set forth on Exhibit A (“Expense Limit”). NTI shall first reimburse advisory fees payable by a Multi-Manager Fund, and then reimburse other operating expenses of such Multi-Manager Fund to the extent the amount of difference between the Multi-Manager Fund’s operating expenses and the Expense Limit exceeds the advisory fees payable by the Multi-Manager Fund.

2. The term (“Initial Term”) of this Agreement, with respect to each Multi-Manager Fund, shall be as set forth on Exhibit A. Each succeeding term of this Agreement shall continue for each Multi-Manager Fund automatically for periods of one year (each such one-year period, a “Renewal Year”). This Agreement may be terminated as to any Multi-Manager Fund, and as to any succeeding Renewal Year, by either party upon 60 days’ written notice prior to the end of the current Initial Term or then current Renewal Year. Notwithstanding the foregoing, this Agreement may be terminated or modified by the Board of Trustees of the Multi-Manager Funds, with respect to any Multi-Manager Fund, at any time if it determines that such termination or modification is in the best interest of the Multi-Manager Fund and its shareholders. Exhibit A may be amended and restated from time to time as approved by the Board of Trustees of the Multi-Manager Funds, NTCC and NTI.

3. NTI and NTCC acknowledge and agree that they shall not be entitled to collect on or make a claim for reimbursed expenses that are the subject of this Agreement at any time in the future.

4. This Agreement shall be governed by and construed under the laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement may be signed in counterparts.

5. This Agreement supersedes all prior agreements and amendments with respect to the subject.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

NORTHERN FUNDS

By:	/s/ Lloyd A. Wennlund

Name:	Lloyd A. Wennlund
Title:	President

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer

Name:	Eric Schweitzer
Title:	Senior Vice President

THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Patrick W. Herrington

Name:	Patrick W. Herrington
Title:	COO

Exhibit A

Northern Multi-Manager Funds

	Total Annual Net Fund Operating Expenses
Name of Fund	(expressed as a percentage of each Fund’s average daily net assets)	Initial Term
Multi-Manager Global Listed Infrastructure Fund	1.00%	January 1, 2012 – July 31, 2014
Multi-Manager International Equity Fund	1.35%	January 1, 2012 – July 31, 2014
Multi-Manager Large Cap Fund	1.10%	January 1, 2012 – July 31, 2014
Multi-Manager Small Cap Fund	1.30%	January 1, 2012 – July 31, 2014
Multi-Manager Emerging Markets Equity Fund	1.35%	January 1, 2013 – July 31, 2014
Multi-Manager Global Real Estate Fund	1.10%	January 1, 2013 – July 31, 2014
Multi-Manager High Yield Opportunity Fund	0.90%	January 1, 2013 – July 31, 2014
Multi-Manager Mid Cap Fund	1.00%	January 1, 2013 – July 31, 2014

NORTHERN FUNDS		THE NORTHERN TRUST COMPANY OF CONNECTICUT

By:	/s/ Lloyd A. Wennlund	By:	/s/ Patrick W. Herrington
Name:	Lloyd A. Wennlund	Name:	Patrick W. Herrington
Title:	President	Title:	COO

NORTHERN TRUST INVESTMENTS, INC.

By:	/s/ Eric Schweitzer
Name:	Eric Schweitzer
Title:	Senior Vice President